Exhibit 3.1

Amended and Restated

ARTICLES OF ASSOCIATION

OF

PARAZERO TECHNOLOGIES LTD.

A LIMITED liability Company under

THE COMPANIES LAW – 1999

(Adopted as of February 13, 2022; amended as of June 26, 2022)

Preliminary

1.	Definitions.

1.1.	Capitalized terms used in these Articles shall bear the meanings ascribed to such terms as set forth in this Article 1, unless inconsistent with the context or otherwise defined elsewhere herein:

Term	Definition

Affiliate

Means with respect to any specified Person, any other Person who, directly or indirectly or through one or more direct or indirect intermediaries, controls, is controlled by, or is under common control with such Person. The term “control” as used herein means the direct or indirect ownership of a majority of equity rights in an entity, or the possession, directly or indirectly, of the ability to appoint a majority of the members of the board of directors of the entity, or to cause the active direction of the management and/or policies of such Person.

Articles	These Articles of Association as amended from time to time as provided for herein.

Auditors	The auditors of the Company.

Board, or Board of Directors	The Board of Directors of the Company.

Chairman	The Chairman of the Board of Directors, as may be appointed, from time to time (if appointed).

Companies Law	The Companies Law, 5759-1999, or any statutory re-enactment or modification thereof being in force at the time; and any reference to any section or provision of the Companies Law shall be deemed to include a reference to any statutory re-enactment or modification thereof being in force at the time.

Company	ParaZero Technologies Ltd., company registration number 51-493282-1.

Director(s)	The member(s) of the Board of Directors elected or appointed in accordance with these Articles holding office at any given time.

Exempted Securities	(i) issuances or grants of equity securities to employees, consultants, contractors, Directors and Office Holders of the Company or its wholly-owned subsidiaries, in connection with their service to the Company or such wholly-owned subsidiaries, under share or other equity-based incentive plans or agreements, as well as issuances of shares of the Company upon the exercise of such issued or granted securities; (ii) shares issued under the Warrant pursuant to the SPA between the Company and certain investors, dated January 28, 2022; (iii) issuances upon or in connection with share splits, share dividends (including bonus shares), reclassifications and similar recapitalization event effected on a pro-rata basis to all holders of securities of the Company; (iv) securities of the Company offered to the public in an IPO; (v) securities issued pursuant to the acquisition of another corporation by the Company by way of merger or by way of the purchase of all or substantially all of the assets or shares of such other corporation, provided that such securities do not equal, in the aggregate, fifty percent (50%) or more of the Company’s issued and outstanding share capital; (vi) securities approved, in writing, by Shareholders holding at least [66%] ([sixty-six] percent) of the Company’s issued and outstanding share capital as Exempted Securities, or (vii) any Shares or other equity interests issued upon the exercise or conversion of any security issued in accordance with sub-sections (i) through (vi) above.

in writing	Written, printed, photocopied, typed, sent via email, facsimile or produced by any visible substitute for writing, or partly one and partly another, and signed shall be construed accordingly.

IPO	The consummation of the initial underwritten public offering of shares of the Company pursuant to an effective registration statement under the United States Securities Act of 1933, as amended, or the Israeli Securities Law – 1968 (the “Securities Law”), or equivalent law of another jurisdiction.

New Securities	Any equity interest in the Company, whether now or hereafter authorized, any rights, options or warrants to purchase such equity interests, and securities of any type or nature whatsoever that are convertible or exercisable into equity interests, excluding Exempted Securities.

Office Holder	As such term is defined in the Companies Law.

Ordinary Shareholder	The holder of any Ordinary Shares.

Ordinary Shares	The ordinary shares of the Company, nominal value NIS 0.02 each.

Register of Shareholders	The Register of Shareholders of the Company administered in accordance with the provisions of Section 127 of the Companies Law.

Shareholders	The shareholders of the Company, at any given time.

Year	Calendar year commencing on January 1st and ending on December 31st

1.2.	Save as aforesaid any words or expressions defined in the Companies Law, shall, if not inconsistent with the subject or context, bear the same meaning in these Articles.

1.3.	The captions in these Articles are for convenience only and shall not be deemed a part hereof or affect the construction of any provision hereof.

1.4.	All shares held (beneficially or of record), at the time of applicable calculation, by a Shareholder, and all other Shareholders who are Permitted Transferees of such Shareholder, and all shares held in trust for the benefit of any such Person(s), and for as long as such shares are held in trust (a “Major Shareholder Group”), shall be aggregated together for the purpose of determining (i) whether such Shareholder constitutes an Entitled Holder; and (ii) the availability to such holders of any other rights under these Articles, and the rights of an Entitled Holder and such other rights - to the extent they are determined to be available at such time - may be exercised (up to the maximum extent so determined to be available in the aggregate to all such Shareholders) by any, some or all of such Shareholders who are part of such Major Shareholder Group and/or any of their Permitted Transferees (i.e., any right not exercised by one of the members of the Major Shareholder Group entitled to such right may be exercised, by way of assignment, by another one or more member(s) of the Major Shareholder Group or any of their Permitted Transferees).

1.5.	Unless the context shall otherwise require: words in the singular shall also include the plural, and vice versa; any pronoun shall include the corresponding masculine, feminine and neuter forms; the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; the words “herein”, “hereof” and “hereunder” and words of similar import refer to these Articles in their entirety and not to any part hereof; all references herein to Articles, sections or clauses shall be deemed references to Articles, sections or clauses of these Articles; any references to any agreement or other instrument or law, statute or regulation are to it as amended, supplemented or restated, from time to time (and, in the case of any law, to any successor provisions or re-enactment or modification thereof being in force at the time); any reference to “law” shall include any supranational, national, federal, state, local, or foreign statute or law and all rules and regulations promulgated thereunder; any reference to a “day” or a number of “days” (without any explicit reference otherwise, such as to business days) shall be interpreted as a reference to a calendar day or number of calendar days; any reference to a “company”, “corporate body” or “entity” shall include a, partnership, corporation, limited liability company, association, trust, unincorporated organization, or a government or agency or political subdivision thereof, and reference to a “person” shall mean any of the foregoing or an individual.

2.	Private company.

The Company is a private company, and accordingly:

2.1.	the right to transfer shares is restricted in the manner hereinafter prescribed;

2.2.	the number of Shareholders (exclusive of persons who are in the employment of the Company, or of persons who having been formerly in the employment of the Company were, while in such employment, and have continued after the termination of such employment to be, Shareholders of the Company) is limited to fifty (50); provided that where two (2) or more persons hold one (1) or more shares in the Company jointly they shall, for the purpose of this Article, be treated as a single Shareholder; and

2.3.	An offer to the public to subscribe for shares or debentures of the Company is prohibited.

Limited Liability

3.	The Company is a Limited Liability Company and therefore each Shareholder’s liability to the Company’s obligations shall be limited to the payment of the nominal value of the shares held by such Shareholder, subject to the provisions of the Companies Law; provided, however, that if at any time the Company shall issue shares with no nominal value, or for consideration which is below the nominal value, the liability of that Shareholder will be limited to the payment of the consideration in respect of each share issued to such Shareholder.

Company’s Objectives

4.	The Company’s objectives are to carry on any business, and do any act, which is not prohibited by law.

5.	The Company may donate a reasonable amount of money for any purpose that the Board finds appropriate, even if the donation is not for business considerations for the purpose of achieving profits to the Company.

Share Capital

6.	Share Capital

The authorized share capital of the Company is NIS 100,000 divided into 5,000,000 Ordinary Shares. The Ordinary Shares shall be referred to herein as the “Shares”. The powers, preferences, rights, restrictions and other matters relating to the Shares of the Company are set forth in these Articles.

7.	Increase of Share Capital.

7.1.	Subject to and in addition to any other special requirement set forth in these Articles, including, without limitation, any other provision hereof conferring special rights as to voting, or restricting the right to vote, the Company may, from time to time, by a Shareholders resolution, whether or not all the shares then authorized have been issued, and whether or not all the shares theretofore issued have been called up for payment, increase its share capital by the creation of new shares. Any such increase shall be in such amount and shall be divided into shares of such nominal amounts, and such shares shall confer such rights and preferences, and shall be subject to such restrictions, as the Shareholders’ resolution shall provide.

7.2.	Except to the extent otherwise provided in such resolution, the new shares so issued shall be subject to all the provisions applicable to the original share capital of the Company.

8.	Consolidation, Subdivision, Cancellation and Reduction of Share Capital.

8.1.	Subject to and in addition to any other special requirement set forth in these Articles, including, without limitation any provision hereof conferring special rights as to voting, or restricting the right to vote and in accordance with the applicable provisions of the Companies Law, the Company may, by a Shareholders’ resolution, from time to time:

8.1.1.	consolidate and divide all or any of its issued or unissued share capital into shares of larger nominal value than its existing shares;

8.1.2.	subdivide its shares (issued or unissued) or any of them, into shares of smaller nominal value than is fixed by these Articles, and the resolution whereby any share is subdivided may determine that, as among the holders of the shares resulting from such subdivision, one or more of the shares may, as compared with the others, have any such preferred or deferred rights or rights of redemption or other special rights, or be subject to any such restrictions, as the Company may attach to unissued or new shares;

8.1.3.	cancel any shares which, at the date of the adoption of such resolution, have not been taken or agreed to be taken by any person, and diminish the amount of its share capital by the amount of the shares so canceled; or

8.1.4.	reduce its authorized share capital in any manner.

8.2.	With respect to any consolidation of issued shares into shares of larger nominal value, and with respect to any other action which may result in fractional shares, the Board may settle any difficulty which may arise with regard thereto, as it deems fit, including, inter alia, resort to one or more of the following actions:

8.2.1.	determine, as to the holder of shares so consolidated, which issued shares shall be consolidated into each share of larger nominal value;

8.2.2.	allot, in contemplation of or subsequent to such consolidation or other action, such shares or fractional shares sufficient to preclude or remove fractional share holdings;

8.2.3.	redeem, in the case of redeemable shares, and subject to applicable law, such shares or fractional shares sufficient to preclude or remove fractional share holdings; and

8.2.4.	cause the transfer of fractional shares by certain Shareholders to other Shareholders, who are the Permitted Transferees thereof, so as to most expediently preclude or remove any fractional shareholdings, and cause the transferees to pay the transferors the fair value of fractional shares so transferred, and the Board of Directors is hereby authorized to act as agent for the transferors and transferees with power of substitution for purposes of implementing the provisions of this Article 8.2.4, without regard to any restriction or limitation that may apply to the transfer of such shares, as may be provided herein.

Shares

9.	Rights Attached to Ordinary Shares.

9.1.	Each Ordinary Share in respect of which all calls have been fully paid, shall confer on its holder all the rights attached to the Ordinary Shares in these Articles, including, without limitation, the right to receive notice of, and to participate and vote in, all General Meetings (as such term is defined in the Companies Law), to receive dividends and participate in the distribution of the surplus assets and funds of the Company in the event of a voluntary or involuntary liquidation, dissolution or winding up, of the Company, as set forth in these Articles.

9.2.	Ordinary Shares subject to redemption or repurchase by the Company pursuant to a written instrument between the Company and the holder thereof, may be, subject to the provisions of the Companies Law, redeemed or repurchased by the Company pursuant to the terms set forth in the applicable written instrument.

9.3.	The Ordinary Shareholders shall have no other rights except as may be expressly provided for herein; provided, however, that such holder will be entitled to any other mandatory right of a shareholder in a private company pursuant to the Companies Law.

10.	Share Certificates

10.1.	Share certificates shall be issued under the stamp of the Company and shall bear the signatures of a Director and/or of any other person or persons authorized thereto by the Board.

10.2.	Each shareholder shall be entitled to one numbered certificate for all the shares of any class registered in his name, and if the Board so approves, to several certificates, each for one or more of such shares. Each certificate shall specify the serial numbers of the shares represented thereby and may also specify the amount paid up thereon.

10.3.	A share certificate registered in the names of two (2) or more persons shall be delivered to the person first named in the Register of Shareholders in respect of such co-ownership.

10.4.	If a share certificate is defaced, lost or destroyed, it may be replaced, upon payment of such fee, and upon the furnishing of such evidence of ownership and such indemnity, as, in each case, the Board may think fit.

11.	Registered Holder.

Except as otherwise provided in these Articles, the Company shall be entitled to treat the holder of any share registered in the Shareholder Register as the absolute owner thereof, and, accordingly, shall not, except as ordered by a court of competent jurisdiction, or as required by statute, be bound to recognize any equitable or other claim to, or interest in such share on the part of any other person.

12.	Allotment of Shares.

Subject to and in addition to any other special majority requirement set forth in these Articles, the Company’s shares, other than the issued and outstanding Shares, shall be under the control of the Board, who shall have the power to allot shares or otherwise dispose of them to such persons, on such terms and conditions, and either at nominal value or at a premium, or, subject to the provisions of the Companies Law, at a discount, and at such times, as the Board may think fit, and the power to give to any person the option to acquire from the Company any shares, either at nominal value or at a premium, or, subject as aforesaid, at a discount, during such time and for such consideration as the Board may think fit. Such issuance may be made in cash, cash equivalents or for in kind consideration.

13.	Pre-Emptive Rights.

13.1.	Prior to the consummation of an IPO, if the Company has a bona fide intent and proposes to issue or sell any New Securities, the Company shall grant, prior to such issuance, to each Shareholder, so long as it holds at least 5 percent (five %) of the Company’s issued and outstanding share capital (each, an “Entitled Holder”) the right to purchase its pro-rata share of the New Securities. An Entitled Holder’s “pro-rata share”, for purposes of this Article 13, shall mean the ratio of the number of Ordinary Shares held by such Entitled Holder immediately prior to the issuance of the New Securities (on an as-converted basis) in relation to the total number of all Ordinary Shares issued and outstanding and held by all the Entitled Holders immediately prior to the issuance of New Securities (on a fully diluted and as-converted basis).

13.2.	Each Entitled Holder shall also have a right of over-allotment such that if any Entitled Holder declines or fails to exercise in full its right hereunder to purchase its pro-rata share of the New Securities, each other Entitled Holder fully exercising its preemptive right hereunder may purchase such declining or failing Entitled Holder’s portion, on a pro-rata basis to those Entitled Holders exercising their right of over-allotment and shall indicate its intention to do so in its Primary Rights Response (as defined below).

13.3.	In the event the Company proposes to issue New Securities, it shall give each Entitled Holder written notice (the “Primary Rights Notice”) of its intention, describing the type of New Securities, their price and the terms upon which the Company proposes to issue the same. Each Entitled Holder shall have fourteen (14) days from the date on which such notice is delivered to inform the Company of its desire to purchase all or any part of its pro rata share of such New Securities and any additional shares as may be available for over-allotment, upon the terms and conditions specified in the Primary Rights Notice, by giving a written notice (the “Primary Rights Response”) to the Company and stating therein the maximum amount of New Securities desired to be purchased by it.

13.4.	Any Entitled Holder who does not inform the Company in writing within the said fourteen (14) days shall be considered as waiving its preemptive rights hereunder. Any Entitled Holder informing the Company of its decision to exercise its preemptive rights hereunder (the “Exercising Purchaser”) shall be obligated to accept the allotment of the number of shares specified in its Primary Rights Response.

13.5.	In the event the Entitled Holders fail to exercise fully the preemptive right with respect to all the New Securities offered within the said fourteen (14) days period, the Company shall have ninety (90) days thereafter to sell to any third party the remainder of the New Securities with respect to which the Entitled Holders’ preemptive rights were not exercised, at a price and upon terms no less favorable to the Company than specified in the Company’s Primary Rights Notice. If the Company does not enter into an agreement for the sale of such New Securities within such period, or if such agreement is not consummated within sixty (60) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such New Securities shall not be offered unless first reoffered to the Entitled Holders in accordance herewith.

13.6.	Section 290(a) of the Companies Law shall not apply to the Company.

14.	Redeemable Shares.

The Company may, subject to applicable law, issue redeemable shares and redeem the same.

Transfer Of Shares

15.	Effectiveness and Registration.

15.1.	Any transfer of shares of the Company shall be subject to the provisions of Articles 16 and 17 herein and shall require the approval of the Board, other than a Permitted Transfer (as defined below). The approval of the Board to the transfer of Shares shall not be unreasonably withheld or delayed shall be at its sole discretion, but shall nonetheless be provided as soon as reasonably possible, and not later than fourteen (14) days of the date on which the transfer request was submitted to its review.

15.2.	No transfer of shares shall be registered unless a proper instrument of transfer has been submitted to the Company (or its transfer agent) together with the share certificate for the transferred shares (if such has been issued, or other form of proof the Board may require if such certificate was lost or destroyed) and with any other evidence the Board may require in order to prove to its satisfaction the rights of the transferor in the transferred shares.

15.3.	The instrument of transfer shall be signed by the transferor and the transferee, shall be duly stamped, if required by law, and the transferor shall be considered the owner of the shares until the transferee is registered in the Register of Shareholders in respect of the shares transferred to him. The instrument of transfer of any share shall be in writing in the following form or as near thereto as possible, or in a usual or accepted form that shall be approved by the Board:

“I ____________ of _____________ (the “Transferor”) in consideration of the sum of _______ paid to me by __________ of _____________ (the “Transferee”) hereby transfer to the Transferee ________ shares of NIS 0.01 each, denoted by numbers _____ to _____ (both inclusive) of ParaZero Technologies LTD., to be held by the Transferee, the executors and administrators of his estate, his custodian and his legal personal representative, under the same conditions under which I myself held them immediately prior to signing this instrument of transfer, and I, the Transferee, hereby agree to accept the above mentioned shares in accordance with the above mentioned conditions.

IN WITNESS THEREOF we hereby affix our signatures this ____ day of __________ 20__.

_____________________ _____________________

The Transferor The Transferee”

15.4.	The Board may suspend the registration of transfers during the fourteen (14) days immediately preceding the annual general meeting in each year.

15.5.	Instruments of transfer that are registered shall remain in the Company’s possession; however, instruments of transfer which the Board refuses to register in accordance with this Article 15, shall be returned, on demand, to whomever delivered them along with the share certificate (if delivered).

16.	Right of First Refusal.

16.1.	The term “Permitted Transferee” shall mean any of the following:

16.1.1.	With respect to an individual Shareholder: (i) a spouse, brother, sister, parent, grandparent, son, daughter, stepson or stepdaughter of that Shareholder or their lineal descendants, or a trust for the benefit of such Shareholder or any trust formed for the benefit of any of the foregoing; (ii) any company wholly owned by such Shareholders or by their Permitted Transferees, provided that such company shall remain wholly owned by the transferor or his Permitted Transferees at all time they hold shares in the Company; or (iii) such Shareholder’s transferee by operation of law or by will;

16.1.2.	With respect to an incorporated entity (whether company or partnership): (i) in the case of a transferor who is a limited partnership – its limited partners and general partners, or the limited or general partners of such limited or general partners, or any Affiliate of any of the above managed by the same management company or managing general partner or by an entity which controls, is controlled by, or is under common control with such management company or managing general partner, or any shareholder, partner or member of such Affiliate; (ii) any legal entity which controls, is controlled by, or is under common control with the transferor or with any of the entities listed in (i) above; or (iii) any successor of such entity by merger or consolidation, or any person to which, at the same time, substantially all the business and assets of such entity are being sold;

16.1.3.	With respect to a trustee of the Company’s employee share option plan: a beneficiary and vice versa; or

16.1.4.	An entity or person, which is an Affiliate of the transferor.

16.2.	Subject to any terms and conditions contained in these Articles and any ancillary agreement with respect to the transferred securities, the term “Permitted Transfer” shall mean a transfer to a Permitted Transferee; provided that a transfer of any share pursuant to Article 16.1 and to this Article 16.2 (other than in case of Section 16.1.1(iii)) shall only be treated as a Permitted Transfer if the transferee agrees in writing to be bound by the terms and conditions of these Articles and any ancillary agreement with respect to the transferred securities; and provided further that any transfer by a Shareholder (in these Articles 16 and 17, the “Selling Shareholder”) transferor to a Permitted Transferee and thereafter by such Permitted Transferees to their Permitted Transferees shall be effected only if such Permitted Transferee executes, upon such transfer and as a condition thereto, an irrevocable proxy in a form approved by the Board with respect to the transferred securities granting Selling Shareholder (or such other person as designated by the Board) full and complete irrevocable authority to vote and exercise all rights with respect to all the securities so transferred until an IPO.

16.3.	Except for Permitted Transfers in accordance with this Article 16, if at any time prior to an IPO a Selling Shareholder desires to transfer any or all of his, her or its Shares or securities of the Company, whether in a voluntary or involuntary transfer (the “Offered Shares”), such Selling Shareholder shall first give written notice to the Company, which shall promptly thereafter deliver such notice (“Notice of Sale”) to all of the Entitled Holders (which, for purposes of this Article 15 and Article 16, shall exclude the Selling Shareholder) (such Entitled Holders shall be referred to in this Article 16.3 as the “Offerees”).

16.3.1.	The Notice of Sale shall state the following: the number of Offered Shares; that the Offered Shares will, upon transfer, be free of all liens, charges and encumbrances, that a bona fide offer has been received from a third party; and the price and other material terms. Upon receipt of the Notice of Sale, the Offerees shall have the right to exercise the option (the “ROFR Option”) set forth in Article 16.3.2.

16.3.2.	For a period of fourteen (14) days after receipt of the Notice of Sale, each Offeree may elect to purchase all or a part of his/her/its pro rata share of the Offered Shares and shall also have a right of over-allotment such that if any Offeree declines or fails to exercise in full its right hereunder to purchase its pro-rata share of the Offered Shares, each other fully exercising Offeree his/her/its right of first refusal hereunder may purchase such declining or failing Offeree’s portion, on a pro-rata basis to those Offerees exercising their right of over-allotment.

16.3.3.	An Entitled Holder’s “pro-rata share”, for purposes of this Article 16, is the ratio of the number of Ordinary Shares held by such Entitled Holder immediately prior to the proposed disposition of the Offered Shares in relation to the total number of all Ordinary Shares issued and outstanding immediately prior to the proposed disposition of the Offered Shares held by all the Entitled Holders.

16.3.4.	The ROFR Option shall be exercised by delivery of a notice to the Selling Shareholder with a copy to the Company within fourteen (14) days of receipt of the Notice of Sale, stating the Offeree’s desire to purchase all or a portion of his/her/its pro rata share of such Offered Shares, and to the extent applicable, any additional shares as may be available for over-allotment, and stating therein the maximum amount of Offered Shares desired to be purchased. If the Offeree(s) exercised the ROFR Option to purchase all but not less than all of the Offered Shares (the “Buying Shareholders”), they shall acquire all of the Offered Shares, in proportion to their respective pro rata shares; provided that no Buying Shareholder shall be entitled to acquire under the provisions of this Article 16 more than the number of Offered Shares initially accepted by such Buying Shareholder, and upon the allocation to that Buying Shareholder of the full number of shares so accepted, the Buying Shareholder shall be disregarded in any subsequent computations and allocations hereunder. Any shares remaining after the computation of such respective entitlements shall be re-allocated among the Buying Shareholders (other than those to be disregarded as aforesaid), in the same manner, until one hundred percent (100%) of the Offered Shares have been allocated as aforesaid. The purchase of the Offered Shares shall be on the same terms and conditions as stated in the Notice of Sale.

16.3.5.	If the Offerees did not exercise the ROFR Option or exercised the ROFR Option to purchase less than all of the Offered Shares, then the Selling Shareholder shall be free, within ninety (90) days of the date of expiration of the ROFR Option, to sell all such shares to the prospective buyer set forth in the Notice of Sale at the price and on the terms contained not more favorable to the Selling Shareholder than those set forth in the Notice of Sale. If such sale is not consummated within such ninety (90) day period, the Selling Shareholder shall not sell or transfer the Offered Shares, or any other shares acquired before or after the date hereof, without again complying with the provisions of this Article 16.

16.4.	In the event that fractional shares will need to be transferred, the number of shares will be rounded to the nearest whole number so that only full shares will be transferred.

16.5.	The provisions of this Article 16 shall be of no further force and effect immediately prior to and conditioned upon the consummation of an IPO and shall not apply to a transfer or disposition in accordance with Article 17.3 or to any disposition pursuant to Section 341 of the Companies Law.

17.	Drag Along

17.1.	Subject to the provisions of the Companies Law, and Article 17.3, until the consummation of an IPO, if a bona fide offer from any entity or person (the “Third Party”) is made to purchase all of the shares by Shareholders (a “Proposed Transaction”), holders of 66 percent (sixty-six%) or more of the Company’s issued and outstanding share capital provided their affirmative consent to such Proposed Transaction (the “Proposing Shareholders”), then the decision reflected in such consent shall be binding upon the Company, and all remaining Shareholders (the “Remaining Shareholders”) will be required, if so demanded in writing by the Proposing Shareholders (the “Drag Along Notice”), to sell all of their Shares to such Third Party, or vote to approve the terms and conditions of the Proposed Transaction.

17.2.	Whether the Transaction is structured as a merger or consolidation, or a sale of shares each Remaining Holder shall waive any dissenting minority or similar rights in connection with such transaction and, shall agree to sell all of the shares and rights to acquire shares of the Company held by such Remaining Holder on the same terms and conditions that the shares of the Proposing Shareholders shall be acquired.

17.3.	Each Remaining Holder shall take all necessary actions in connection with the consummation of the Transaction as reasonably requested by the Company or the Proposing Shareholders and shall, if requested by the Proposing Shareholders, execute and deliver any agreements and instruments prepared in connection with such Transaction which agreements are executed by the Proposing Shareholders.

17.4.	In the event that a Remaining Holder fails to surrender its certificate in connection with the consummation of a Transaction, such certificate shall be deemed cancelled and the Company shall be authorized to issue a new certificate in the name of the Remaining Holder and the Board of Directors shall be authorized to establish an escrow account, for the benefit of such Remaining Holder into which the consideration for such securities represented by such cancelled certificate shall be deposited and to appoint a trustee to administer such account.

17.5.	In the event that any Remaining Holder fails to execute any of the documents, agreements or instruments required to be executed by such Remaining Holder under this Article 28, then the Remaining Holder shall be deemed to have granted an irrevocable power of attorney to the Board of Directors to designate any person(s) determined by the Board of Directors to execute on his behalf and in his name all such documents, agreements or instruments, which shall have the same force and effect as if signed personally by such Remaining Holder.

17.6.	With respect to Section 341 of the Companies Law, the threshold set forth in Section 341 shall mean the Proposing Shareholders threshold set forth in Article 17.1.

17.7.	Disposition Limitations. Notwithstanding the foregoing, no Remaining Shareholder shall have any obligation to enter into an agreement, shall not be forced to sell its Shares unless: (i) the liabilities set forth in such agreement will be several and not joint, shall be borne on a pro rata basis with all other sellers, and will in no event (other than fraud), with respect to each Remaining Shareholder, exceed the amount actually paid to such Remaining Shareholder in the Proposed Transaction; (ii) the representations and warranties that the Remaining Shareholders will be required to make will be limited to: (1) its authority to enter into the Proposed Transaction, and (2) its ownership of its Shares free and clear of any liens, security interests and rights of third parties.

General Meetings

18.	Annual General Meeting.

An annual general meeting shall be held once in every calendar year at such time (within a period of not more than fifteen (15) months after the last preceding annual general meeting) and at such time and place either within or outside the State of Israel as may be determined by the Board. The function of the annual general meeting shall be to receive and consider the profit and loss account, the balance sheet and the ordinary reports and accounts of the Directors and auditors; to appoint auditors and to fix their remuneration; and to transact any other business which under these Articles or applicable law may be transacted by a general meeting. All general meetings other than the annual general meetings shall be called “Extraordinary General Meetings”.

19.	Extraordinary General Meetings.

The Board may, whenever it thinks fit, convene an Extraordinary General Meeting at such time and place, within or outside the State of Israel, as may be determined by the Board, and shall be obliged to do so upon a requisition in writing in accordance with Section 63 of the Companies Law.

20.	Notice of General Meetings; Omission to Give Notice; Record Date.

20.1.	No less than seven (7) days’ prior notice shall be given of every general meeting. Each such notice shall specify the place, date and hour of the meeting and the general nature of each item to be acted upon thereat. Notice shall be given to all Shareholders who would be entitled to attend and vote at such meeting, if it were held on the date when such notice is issued. Anything herein to the contrary notwithstanding, with the consent of all Shareholders entitled to vote thereon, a resolution may be proposed and passed at such meeting although a lesser notice than hereinabove prescribed has been given.

20.2.	Unless otherwise specified in these Articles, the Board shall specify a record date for determining the identity of the Shareholders entitled to receive notices of general meetings, vote in such meetings and for any other matter with regard to the rights of the Shareholders, including without limitation, the rights with regard to distribution of dividends.

Proceedings at General Meetings

21.	Quorum.

21.1.	No business shall be transacted at a general meeting, or at any adjournment thereof, unless the requisite quorum is present when the meeting proceeds to business, and no resolution shall be passed unless the requisite quorum is present when the resolution is voted upon. Unless otherwise provided in these Articles, , at least two (2) Shareholders, holding together at least fifty percent (50%) of the voting rights of the Company, present in person, by audio or video conference so long as each Shareholder participating in such call can hear, and be heard by, each other Shareholders participating in such general meeting, or by proxy and holding Shares conferring in the aggregate a majority of the voting power of the Company shall constitute a quorum.

21.2.	Shareholders entitled to be present and vote at a general meeting may participate in a general meeting by means of audio or video conference or similar communications equipment by means of which all persons participating in the meeting can hear, and be heard by, each other and such participation in a meeting shall constitute attendance in person at the meeting.

21.3.	If within half an hour from the time appointed for the meeting a quorum is not present, the meeting, if convened upon requisition under Sections 63 or 64 of the Companies Law, shall be dissolved, but in any other case it shall stand adjourned to the same day in the next week, at the same time and place, or to such day and at such time and place as the chairman of the general meeting of the Company may determine with the consent of the holders of a majority of the voting power represented at the meeting in person or by proxy and voting on the question of adjournment. No business shall be transacted at any adjourned meeting except business, which might lawfully have been transacted at the meeting as originally called. If at such adjourned meeting the quorum specified in Article 21.1 is not present half an hour from the time stated, than any one or more Shareholders present in person or by proxy holding or representing Shares conferring in the aggregate at least fifty percent (50%) of the voting rights of the Company shall constitute a quorum, and shall be entitled to deliberate and to resolve in respect of the matters for which the meeting was convened. If such quorum is not present the adjourned meeting shall be cancelled.

22.	Chairman.

The Chairman will serve as the chairman of the general meetings of the Company. If the Board has no Chairman or if he is not present fifteen (15) minutes from the time stated for the commencement of the meeting, the Shareholders present at the meeting may choose a Director present at such meeting to chair the meeting, and if not Director is present, they may choose someone amongst them to chair the meeting. The office of chairman of the general meetings of the Company shall not, by itself, entitle the holder thereof to vote at any general meeting (without derogating, however, from the rights of such chairman of the general meetings of the Company to vote as a shareholder or proxy of a shareholder if, in fact, he is also a shareholder or such proxy) nor shall it entitle such holder to a second or casting vote.

23.	Adoption of resolutions at General Meetings.

23.1.	Unless otherwise prescribed by applicable law or by these Articles, resolutions of the Shareholders shall be deemed adopted if approved by the holders of a majority of the voting power represented at the Shareholders meeting in person or by proxy and voting thereon.

23.2.	Every question submitted to a general meeting shall be decided by a show of hands, but if a written ballot is demanded by any Shareholder, present in person or by proxy and entitled to vote at the meeting, the same shall be decided by such ballot. A written ballot may be demanded before the proposed resolution is voted upon or immediately after the declaration by the chairman of the general meeting of the results of the vote by a show of hands. If a vote by written ballot is taken after such declaration, the results of the vote by a show of hands shall be of no effect, and the proposed resolution shall be decided by such written ballot. The demand for a written ballot may be withdrawn at any time before the same is conducted, in which event another Shareholder may then demand such written ballot. The demand for a written ballot shall not prevent the continuance of the meeting for the transaction of business other than the question on which the written ballot has been demanded. A written ballot demanded on the election of a chairman of a general meeting and on a question of an adjournment of a meeting shall be taken forthwith.

23.3.	A declaration by the chairman of the general meeting that a resolution has been carried unanimously, or carried by a particular majority, or lost, and an entry to that effect in the minute book of the Company, shall be conclusive evidence of the fact without proof of the number or proportion of the votes recorded in favor of or against such resolution.

24.	Resolutions in Writing.

A resolution in writing signed by all of the Shareholders then entitled to attend and vote at general meetings or to which all such Shareholders have given their written consent (by letter, facsimile, e-mail or otherwise) shall be deemed to have been unanimously adopted as a regular, special or extraordinary resolution (as the case may be) at a general meeting duly convened and held. Any such resolution may consist of several documents in like form and signed or consented to as aforesaid, by one or more Shareholders.

25.	Power to Adjourn.

25.1.	The chairman of a general meeting at which a quorum is present may, with the consent of the holders of a majority of the voting power represented in person or by proxy and voting on the question of adjournment (and shall if so directed by the meeting), adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting except business which might lawfully have been transacted at the meeting as originally called.

25.2.	It shall not be necessary to give any notice of an adjournment, unless the meeting is adjourned for a date which is more than twenty-one (21) days, in which event notice thereof shall be given in the manner required for the meeting as originally called.

26.	Voting Power.

Subject to any provision hereof conferring special rights as to voting, or restricting the right to vote, every Shareholder present in person or by proxy, whether in a vote by a show of hands or by written ballot or by any other means, shall have one vote for each Ordinary Share held by such Shareholder of record.

27.	Voting Rights.

27.1.	No Shareholder shall be entitled to vote at any general meeting (or be counted as a part of the quorum thereat), unless all calls and other sums then payable by him in respect of his Shares in the Company have been paid.

27.2.	A company or other corporate body being a Shareholder of the Company may authorize any person to be its representative at any meeting of the Company. Any person so authorized shall be entitled to exercise on behalf of such Shareholder all the power, which the latter could have exercised if it were an individual shareholder. Upon the request of the chairman of the general meeting, written evidence of such authorization (in form reasonably acceptable to the chairman of such general meeting) shall be delivered to the chairman.

27.3.	Any Shareholder entitled to vote may vote either personally or by proxy (who need not be a Shareholder of the Company), or, if the Shareholder is a company or other corporate body, by a representative authorized pursuant to Article 27.2 above.

Proxies

28.	Instrument of Appointment.

28.1.	The instrument appointing a proxy shall be in writing and shall be substantially in the following form or in any usual or common form or in such other form as may be approved by the Board of Directors. It shall be duly signed by the appointer or his duly authorized attorney or, if such appointer is a company or other corporate body, under its common seal or stamp by its duly authorized agent(s) or attorney(s):

“I,	of
(Name of Shareholder)		(Address of Shareholder)
being a shareholder of	ParaZero Technologies Ltd.		(the “Company”),
hereby appoint(s)		of
	(Name of Proxy)		(Address of Proxy)

As my proxy, to vote for me and on my behalf at the General Meeting of the Company to be held on the ___ day of ______, 20__, and at any adjournment(s) thereof.
Signed this ___ day of ________, 20___.

(Signature of Appointer)”

28.2.	The instrument appointing a proxy (and the power of attorney or other authority, if any, under which such instrument has been signed) shall either be delivered to the Company (at its Office, or at its principal place of business or at such place as the Board may specify) not less than forty-eight (48) hours before the time fixed for the meeting at which the person named in the instrument proposes to vote, or presented to the Chairman at such meeting.

29.	Effect of Death of Appointer or Revocation of Appointment.

A vote cast pursuant to an instrument appointing a proxy shall be valid notwithstanding the previous death of the appointing shareholder (or of his attorney-in-fact, if any, who signed such instrument), or the revocation of the appointment or the transfer of the share in respect of which the vote is cast; provided no written intimation of such death, revocation or transfer shall have been received by the Company or by the chairman of the general meeting before such vote is cast and provided, further, that the appointing Shareholder, if present in person at said meeting, may revoke the appointment by means of a writing, oral notification to the chairman of the general meeting, or otherwise.

Board Of Directors

30.	Powers of Board of Directors.

30.1.	In General. In addition to all powers and authorities of the Board as specified in the Companies Law, the determination of the Company’s policy, and the supervision of the General Manager (as defined below) and the Company’s officers shall be vested in the Board. In addition, the Board may exercise all such powers and do all such acts and things as the Company is authorized to exercise and do, and are not hereby or by law required to be exercised or done by the Company in general meeting or by the General Manager or the Chief Executive Officer of the Company (in these Articles referred to as the “General Manager”) under his express or residual authority. The authority conferred on the Board by this Article 30.1 shall be subject to the provisions of the Companies Law, these Articles and any regulation or resolution consistent with these Articles adopted from time to time by the Company in a general meeting; provided, however, that no such regulation or resolution shall invalidate any prior act done by or pursuant to a decision of the Board which would have been valid if such regulation or resolution had not been adopted.

30.2.	Borrowing Power. Subject to the terms and conditions of these Articles, the Board may from time to time, in its discretion, cause the Company to borrow or secure the payment of any sum or sums of money for the purposes of the Company, and may secure or provide for the repayment of such sum or sums in such manner, at such times and upon such terms and conditions in all respects as it may think fit, and, in particular, by the issuance of bonds, perpetual or redeemable debentures, debenture stock, or any mortgages, charges, or other securities on the undertaking or the whole or any part of the property of the Company, both present and future, including its uncalled or called but unpaid capital for the time being.

30.3.	Reserves. Subject to the terms and conditions of these Articles, the Board may, from time to time, set aside any amount(s) out of the profits of the Company as a reserve or reserves for any purpose(s) which the Board, in its absolute discretion, shall think fit, and may invest any sum so set aside in any manner and from time to time deal with and vary such investments, and dispose of all or any part thereof, and employ any such reserve or any part thereof in the business of the Company without being bound to keep the same separate from other assets of the Company, and may subdivide or re-designate any reserve or cancel the same or apply the funds therein for another purpose, all as the Board may from time to time think fit.

31.	Exercise of Powers of Directors; Written resolution.

31.1.	A meeting of the Board at which a Quorum (as defined below) is present shall be competent to exercise all the authorities, powers and discretion vested in or exercisable by the Board of Directors.

31.2.	Subject to any provision hereof conferring special rights as to voting, or restricting the right to vote, a resolution proposed at any meeting of the Board shall be deemed adopted if approved by a majority of the Directors present when such resolution is put to a vote and voting thereon. The office of Chairman shall not, by itself, entitle the holder thereof to a second or a casting vote.

31.3.	The Board may operate and adopt resolutions in writing, including by facsimile or other electronic means, or by telephone or any other means of communication, without convening a meeting of the Board; provided that all Directors then in office and lawfully entitled to participate in the discussion on the proposed matter and to vote thereon (as conclusively determined by the Chairman) have given their written consent not to convene a meeting on such matters. Minutes of such resolutions, including the resolution not to convene a meeting, shall be signed by the chairman of the Board.

32.	Composition.

32.1.	Appointment and Removal. The Board of Directors shall consist of not more than five (5) Directors, who shall be elected by the General Meeting. The Director elected shall serve for a period commencing on the end of the General Meeting on which he was appointed unless determined otherwise by the General Meeting and will cease to hold office at the later of (i) the end of the next General Meeting at which a different Director is appointed in his place, or (ii) such time determined by the general meeting upon such different Director’s election.

32.2.	The appointment of the Directors as aforesaid, and the dismissal or replacement of any such Director, shall be by the General Meeting.

33.	Qualification of Directors.

No person shall be disqualified as a Director by reason of his or her not holding Shares in the Company.

34.	Remuneration of Directors.

34.1.	A Director may be paid remuneration by the Company for his services as Director, subject to the provisions of the Companies Law and as determined by the General Meeting.

34.2.	If a Director, willing to do so, is called upon to fulfill special services or make special efforts for any of the Company’s objects, by traveling abroad or staying there or otherwise, the Company may pay him a salary at a fixed rate or a percentage of its profits or otherwise as the Board may decide and subject to the provisions of the Companies Law, and such salary may be in addition to or in place of the fixed remuneration (if any).

34.3.	Directors and Alternate Directors (as defined below), who are not employees of the Company, shall be entitled to reimbursement from the Company for all reasonable travel, board and lodging expenses incurred in connection with performance of their duties as members of the Board.

Proceedings of the Board of Directors

35.	Meetings.

35.1.	The Board of Directors may meet and adjourn its meetings at such places either within or without the State of Israel and otherwise regulate such meetings and proceedings as the Directors think fit. Subject to all of the other provisions of these Articles concerning meetings of the Board of Directors, the Board of Directors may meet by audio or video conference so long as each Director participating in such call can hear, and be heard by, each other Director participating in such call.

35.2.	Any Director may at any time, and the Secretary (or in the lack thereof, the General Manager), upon the request of such Director, shall, convene a meeting of the Board of Directors, but no less than three (3) business days’ written notice shall be given of any meeting, unless such notice is waived in writing by all of the Directors as to a particular meeting or unless the matters to be discussed at such meeting is of such urgency and importance that notice ought reasonably to be waived under the circumstances.

36.	Quorum.

36.1.	Until otherwise unanimously decided by the Board of Directors, a quorum at a meeting of the Board of Directors (a “Quorum”) shall be constituted by the presence (in person, via audio or video conference, or by proxy) of the majority of Directors then in office who are lawfully entitled to participate in the meeting.

36.2.	If within half an hour from the time appointed for the meeting a Quorum is not present, the meeting shall stand adjourned to the same day in the next week, at the same time and place, or to such day and at such time and place as the Chairman may determine with the consent of the majority of the Directors present. No business shall be transacted at any adjourned meeting except business which might lawfully have been transacted at the meeting as originally called. Any two (2) Directors present (in person, via audio or video conference, or by proxy) at such adjourned meeting shall constitute quorum at such adjourned meeting.

37.	Chairman of the Board of Directors.

The Board of Directors may from time to time elect one of its members to be the Chairman of the Board of Directors, remove such Chairman from office and appoint another in its place. The Chairman of the Board of Directors shall preside at every meeting of the Board of Directors, but if there is no such Chairman, or if at any meeting he/she is not present within fifteen (15) minutes of the time fixed for the meeting, or if he/she is unwilling to take the chair, the Directors present shall choose one of their number to be the chairman of such meeting. The office of the Chairman shall not, by itself, entitle the holder thereof to a second or casting vote.

Minutes; Rights of Signature

38.	Minutes.

38.1.	The Board shall cause minutes of each general meeting and of each meeting of the Board to be duly recorded and entered in books provided for that purpose. Such minutes shall set forth the names of the persons present at the meeting and all the proceedings and resolutions adopted thereat.

38.2.	Any minutes as aforesaid, if purporting to be signed by the chairman of the meeting or by the chairman of the next succeeding meeting, shall constitute prima facie evidence of the matters recorded therein.

39.	Rights of Signature and Stamp.

39.1.	The Board shall be entitled to authorize any person or persons (who need not be Directors) to act and sign on behalf of the Company, and the acts and signature of such person(s) on behalf of the Company shall bind the Company insofar as such person(s) acted and signed within the scope of his, her or their authority.

Insurance and Indemnity

40.	Insurance.

Subject to the provisions of the Companies Law, the Company may enter into a contract for the insurance of all or part of the liability of any Office Holder imposed on him/her in consequence of an act which he/she has performed, or omission committed by such Office Holder, by virtue of being an Office Holder, including, in respect of one of the following:

40.1.	a breach of his/her duty of care to the Company or to another person;

40.2.	a breach of his/her fiduciary duty to the Company; provided that the Office Holder acted in good faith and had reasonable cause to assume that such act or omission would not prejudice the interests of the Company;

40.3.	a monetary liability imposed on him/her in favor of another person;

40.4.	a payment which the Office Holder (including, any Office Holder) is obligated to make to an injured party as set forth in Section 52(54)(a)(1(a) of the Securities Law, and expenses that such Office Holder incurred in connection with a proceeding under Chapters H’3, H’4, or I’1 of the Securities Law, including reasonable legal expenses, which term includes attorney fees; and

40.5.	any other event, occurrence, matters or circumstances under any law with respect to which the Company may, or will be able to, insure an Office Holder (including, any Office Holder), and to the extent such law requires the inclusion of a provision permitting such insurance in these Articles, then such provision is deemed to be included and incorporated herein by reference (including, without limitation, in accordance with Section 56h(b)(1) of the Securities Law and Section 50P of the Israeli Restrictive Trade Practices Law, 5758-1988 (the “RTP Law”), each as amended from time to time, and any regulations promulgated thereunder).

41.	Indemnity.

41.1.	Subject to the provisions of the Companies Law and subject further to Article 43, the Company may indemnify an Office Holder, retroactively, in respect of any liability or expense for which indemnification may be provided under the Companies Law, including the following liabilities or expenses, imposed on such Office Holder or incurred by him/her in consequence of an act which he/she has performed or omission committed by virtue of being an Office Holder:

41.1.1.	a monetary liability imposed on an Office Holder pursuant to a court judgment in favor of a third party (excluding the Company or a subsidiary of the Company, directly or by way of a derivative action), including a judgment imposed on such Office Holder in a compromise or in an arbitration decision approved by a competent court, in respect of any act or omission (“action”) taken or made by such Office Holder in his/her capacity as an Office Holder of the Company, including without limitation any amount reasonably incurred or suffered by such Office Holders in connection with such an action; or

41.1.2.	reasonable litigation expenses, including attorney’s fees, which were incurred by such Office Holder in consequence of an investigation or proceeding conducted against him/her by an authority authorized to conduct such an investigation or proceeding, which was either (i) “concluded without the filing of an indictment” (as defined in Section 260(a)(1A) of the Companies Law) against such Office Holder and without the imposition thereon of any “monetary obligation in lieu of a criminal proceeding” (as defined in Section 260(a)(1A) of the Companies Law); or (ii) “concluded without the filing of an indictment” against such Office Holder but with the imposition thereon of a “monetary obligation in lieu of a criminal proceeding” for an offense that does not require a proof of mens rea element, or in connection with a financial sanction; or

41.1.3.	reasonable litigation expenses, including attorneys’ fees, incurred by such Office Holder, or which were imposed on him/her by court, (i) in a proceeding instituted against such Office Holder by the Company or on its behalf or by a third party; (ii) as in a criminal indictment of which he/she was acquitted; or (iii) in a criminal indictment of which he was convicted of an offense which does not require proof of mens rea element, all in respect of actions taken by such Office Holders in their capacity as an Office Holder of the Company; or

41.1.4.	a payment which the Office Holder is obligated to make to an injured party as set forth in Section 52(54)(a)(1(a) of the Securities Law, and expenses that the Office Holder incurred in connection with a proceeding under Chapters H’3, H’4, or I’1 of the Securities Law, including reasonable legal expenses, which term includes attorney fees; or

41.1.5.	any other event, occurrence, matter or circumstances under any law with respect to which the Company may, or will be able to, indemnify an Office Holder, and to the extent such law requires the inclusion of a provision permitting such indemnity in these Articles, then such provision is deemed to be included and incorporated herein by reference (including, without limitation, in accordance with Section 56h(b)(1) of the Israeli Securities Law, if applicable, and Section 50P(b)(2) of the RTP Law).

41.2.	Subject to the provisions of the Companies Law and subject further to Article 43, the Company may undertake to indemnify an Office Holder, in advance, in respect of the following liabilities or expenses, imposed on such Office Holder or incurred by him/her in consequence of an act which he/she has performed by virtue of being an Office Holder:

41.2.1.	As set forth in Article 41.1.1, provided that the undertaking to indemnity shall be limited to events which the Board of Directors believes are predictable in light of the Company’s business de facto at the time the undertaking to indemnify is granted, and to amounts or criterion that the Board of Directors had determined to be reasonable in the circumstances, and that the undertaking to indemnity shall specify such predictable event and the amounts or criterion so determined.

41.2.2.	As set forth in Articles 41.1.2 to 41.1.3, and to the extent permitted by law, in Article 41.1.4.

42.	Release.

Subject to the provisions of the Companies Law and subject further to Article 42, the Company may release, in advance, an Office Holder from all or any part of the liability due to damages arising out of the breach of duty of care towards the Company; provided however, that the Company may not exempt in advance a Director from his/her/its liability for damages resulting from a breach of his/her/its duty of care to the Company in a “Distribution” (as defined in the Companies Law).

43.	General.

43.1.	Notwithstanding anything to the contrary contained herein and subject to applicable law, these Articles are not intended, and shall not be interpreted, to restrict the Company in any manner in respect of the procurement of insurance and/or in respect of indemnification and/or exemption from liability:

43.1.1.	in connection with any person who is not an Office Holder, including, without limitation, any employee, agent, consultant or contractor of the Company who is not an Office Holder; and/or

43.1.2.	in connection with any Office Holder to the extent that such insurance and/or indemnification and/or exemption is not specifically prohibited under law;

43.2.	Notwithstanding anything to the contrary in these Articles or any other agreement or instrument, the Company shall not insure, indemnify or release the Office Holder with respect to events or circumstances for which insurance, indemnification or release are not permitted under law.

43.3.	The provisions of Articles 40 to 41 shall apply to the maximum extent permitted by law (including, the Companies Law, the Securities Law and the RTP Law).

44.	Any amendment to the Companies Law or other applicable law adversely affecting the right of any Office Holder to be indemnified, insured or released pursuant to Articles 40 to 43 shall be prospective in effect, and shall not affect the Company’s obligation or ability to indemnify or insure an Office Holder for any act or omission occurring prior to such amendment, unless otherwise provided by applicable law.

45.	Articles 40, 41 and 42 shall not apply under any of the following circumstances:

1.1.	a breach of an Office Holder’s fiduciary duty vis-à-vis the Company, unless the Office Holder acted in good faith and had reasonable grounds to assume that the action in question will not harm the Company’s interest;

1.2.	an intentional or reckless breach of an Office Holder’s duty of care, other than a negligent breach of the duty of care;

1.3.	an action by an Office Holder in which such Office Holder intended to reap personal gain unlawfully; and

1.4.	a fine, civil fine, monetary sanction or administrative pecuniary punishment imposed on an Office Holder.

Notwithstanding anything herein, whether express or implied, to the contrary, the Company does not release an Office Holder from liability for breach of fiduciary duty towards the Company.